Exhibit 10.17
AMENDED AND RESTATED OUTSOURCING SERVICES AGREEMENT
     THIS AMENDED AND RESTATED OUTSOURCING SERVICES AGREEMENT is made and entered into this May 1, 2006 (“Effective Date”), by and between DemandTec, Inc., a Delaware corporation with offices located at 1 Circle Star Way, Suite 200, San Carlos, California 94070 (“DemandTec”), and Sonata Services Limited, a BVI company, with offices located at Room 900-10, 9/F, MLC Millennia Plaza, 663 King’s Road, North Point Hong Kong (“Service Provider”).
Recitals
     A. DemandTec and Representative are parties to that certain Outsourcing Services Agreement dated August 20, 2004 (the “Original Agreement”), pursuant to which DemandTec engaged Service Provider to perform certain engineering and support services.
     B. The parties desire to terminate the Original Agreement and to restate their respective rights and obligations as set forth herein.
     NOW THEREFORE, in consideration of the terms and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agrees as follows:
     1. Services; Resources; Security.
     1.1 The specific services to be provided by Service Provider (the “Services”) shall be set forth in individual Statements of Work substantially in the form attached hereto as Exhibit A that may be executed from time to time by the parties (each a “SOW”) and attached to this Agreement. Service Provider shall be responsible to provide the tools and basic know-how used in each project. Upon the reasonable request of DemandTec, Service Provider agrees to prepare and submit progress reports to DemandTec/meet with DemandTec detailing the progress being made on each assigned project.
     1.2 The Services shall be performed by employees and/or consultants supplied by Service Provider (each a “Resource”). Service Provider shall be solely responsible for the compensation, withholdings and benefits for each such Resource. All Resources (a) will be skilled, experienced technicians capable of performing the Services in a professional, workmanlike manner; (b) are not, and will not be at any time while assigned to perform the Services, restricted by contract or otherwise in any way from performing the Services; and (c) if Resources perform Services in the U.S., will have at all times while assigned to perform the Services valid and legal work status under the regulations of the U.S.

Immigration and Naturalization Service. Prior to commencing any work for DemandTec, each Resource shall execute a Proprietary Information and Inventions Agreement in the form of Exhibit B, and each such agreement shall be provided to DemandTec upon request. During the term of a particular SOW, Resources assigned to perform the Services under that SOW shall not be assigned to or perform any work on behalf of any entity other than DemandTec unless DemandTec consents thereto in writing.
     1.3 Before Service Provider assigns a Resource to perform Services under a SOW, DemandTec will have the opportunity to review such Resource’s qualifications and, within its reasonable discretion, approve the assignment of each such individual proposed by Service Provider. DemandTec may, in its reasonable discretion and at any time during the term of the relevant SOW, require Service Provider to remove a Resource from performing the Services. If DemandTec requests a replacement Resource, Service Provider will to the extent reasonably available, provide DemandTec with a suitable replacement at substantially the same level of experience and at the same billing rates as the individual being replaced. Service Provider will advise all Resources that perform Services under a SOW of the applicable terms of this Agreement and the relevant SOW and ensure each such individual’s compliance with such terms.
     1.4 At all times while performing Services under this Agreement, Service Provider shall comply with the security measures set forth on Exhibit C.
     2. Deliverables; Acceptance.
     2.1 Service Provider agrees to deliver the deliverables, if any, set forth in each SOW (“Deliverables”) in conformance with the specifications and schedule specified in the relevant SOW. Service Provider shall determine the time, place, methods, details and means of performing the Services.
     2.2 When Service Provider considers a Deliverable completed, Service Provider will deliver it to DemandTec for acceptance. DemandTec will accept or reject the Deliverable within ten working days after delivery, specifying any material failures of the Deliverable to meet the requirements therefore stated in the relevant SOW. If DemandTec rejects the Deliverable in accordance with the foregoing, Service Provider will use its best efforts to correct the failures specified in the rejection notice within five working days of the rejection notice and the provisions above shall be reapplied until the Deliverable is accepted. After the third or any subsequent rejection or if the corrections are not made within ten working days of the initial rejection, DemandTec may terminate this Agreement by giving notice to Service Provider.

     3. Compensation; Billing Procedures.
     3.1 Subject to the terms of this Agreement, DemandTec will pay Service Provider for Services in accordance with the relevant SOW; provided that if no payment arrangement is so specified in the SOW, Service Provider shall submit monthly invoices to DemandTec at the end of the month detailing the Services performed and the fees incurred in the previous month. DemandTec shall pay Service Provider all undisputed fees within 30 days of its receipt of invoice.
     3.2 To reflect the exchange fluctuation of Ren-min-bi (RMB) for the Agreement, should fluctuations in the RMB – US$ exchange rate occur during the term hereof, the fees payable hereunder shall be adjusted by fifty percent (50%) of the total fluctuation, effective in the month following an official government announcement. An adjusting to the full exchange rate will be discussed and effective with the following contract and renewal period.
     4. Term and Termination.
     4.1 This Agreement shall commence on the Effective Date and, unless terminated earlier as described in this Section 4, shall continue for a term of three (3) years, subject to renewal by mutual agreement of the parties.
     4.2 If either party materially breaches this Agreement the other party may terminate this Agreement by giving the breaching party 30 days written notice of such breach, unless the breach is cured within the notice period. DemandTec also may terminate this Agreement at any time, with or without cause, upon providing six months’ advance written notice, over which time DemandTec may gradually scale back Services required so as to reduce required Resources a maximum of 15% per month. Any such termination may, at DemandTec’s option, be limited to one or more SOWs, in which case, the consequences of termination will be limited to the subject matter of those SOWs.
     4.3 In addition, this Agreement shall automatically terminate upon the closing of the business transfer outlined in Section 5 below.
     4.4 Upon termination of this Agreement (except if DemandTec terminates this Agreement for a material breach by Service Provider), DemandTec agrees to pay Service Provider all amounts due or accrued as of the date of such termination. Upon termination of this agreement for any reason, each party shall return to the other party all documents containing Confidential Information as well as all Work Product (as defined in Section 7.1) whether completed or not. Sections 6, 7, 8, 9 and 10 shall survive any termination or expiration of this Agreement for any reason.

     5. Business Transfer Option. Service Provider hereby grants to DemandTec an irrevocable option to acquire the Resources and business assets of Service Provider that are used in connection with the performance of the Services on the general terms set forth herein. Such transfer shall be documented in a definitive transfer agreement in a form to be agreed by the parties, but which shall contain, at a minimum, usual and customary representations, warranties and indemnities of Service Provider. In order to exercise this option, DemandTec shall provide Service Provider with three (3) months’ advance written notice. Upon the closing of the transfer, DemandTec shall pay to Service Provider a transfer fee in an amount equal to eight times (8x) the total Service Fees paid by DemandTec to Service Provider in the three (3) months prior to the date on which DemandTec provides notice of its exercise of the transfer option.
     5.1 Employees. As part of the business transfer, DemandTec shall have the right, but not the obligation, to offer employment to any or all of Service Provider’s then-current employees who are involved in the provision of Services or who provide support to the operation of the business unit providing the Services (including, for example, administrative staff, security personnel, receptionists and accounting personnel), in each case at salary levels and on other terms and conditions to be determined in DemandTec’s sole discretion. Service Provider agrees to use its best efforts to cause such current employees to make available their employment services to DemandTec. Any employment arrangements between DemandTec and Service Provider’s current employees will be negotiated directly between such employees and DemandTec. Service Provider will remain responsible for any obligations towards its employees that accrue before the closing of the transfer, including, without limitation, claims for wages, benefits or severance pay.
     5.2 Purchased Assets. In connection with the exercise of this option, DemandTec shall have the right to acquire all of Service Provider’s tangible and fixed assets relating to or used or held for use primarily in connection with the performance of the Services, including, without limitation, computer hardware, equipment, and the books, documents, records and files relating to the performance of the Services. The parties will identify all such assets in a schedule to be prepared prior to the closing of the sale and will exercise a Bill of Sale or other appropriate transfer document at the time of transfer.
     5.3 Transferred Agreements. DemandTec also shall have the right, but not the obligation, to assume all agreements of Service Provider that relate to or are required in connection with the performance of the Services, including any equipment leases, security contracts, telephone, Internet or other infrastructure service agreements, to the extent permitted. In addition, DemandTec shall have the right to enter into a sublease agreement pursuant to which it will sublease the portion of Service Provider’s facilities that are used in connection with the provision of Services for the remainder of the term of this Agreement. Rent and other commercial terms of any such arrangements shall be agreed to by the parties in good faith.
     5.4 No Assumed Liabilities. Except for any obligations expressly assumed by DemandTec under transferred agreements, DemandTec shall not assume or be deemed to assume any other liabilities, obligations or commitments of Service Provider of any nature whatsoever, whether known or unknown, fixed or contingent, or accrued or unaccrued, including, without limitation, liabilities of Service Provider or which relate to the ownership or use of any of the assets purchased by DemandTec prior to the closing.
     6. Confidential Information. Service Provider understands that DemandTec possesses and will possess Confidential Information which is important to its business. For purposes of this Agreement, “Confidential Information” is information that was or will be developed, created, or discovered by or on behalf of DemandTec, or which became or will become known by, or was or is conveyed to DemandTec (including, without limitation, Results), which has commercial value in DemandTec’s business. “Confidential Information” includes, but is not limited to, information about DemandTec’s finances, operations and maintenance, algorithms, trade secrets, computer programs, design, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, customers and other information concerning DemandTec’s actual or anticipated business, research or development, or which is received in confidence by or for DemandTec from any other person. Confidential Information does not include information that Service Provider demonstrates to DemandTec’s reasonable satisfaction, by written evidence, (a) is in the public domain by reason of prior publication not directly or indirectly resulting from any act or omission of Service Provider, or (b) was already properly known to Service Provider (other than in connection with this consulting arrangement) without restriction on use or disclosure at the time of DemandTec’s disclosure to Service Provider. At all times, both during the term of this Agreement and after its termination, Service Provider will (and will cause each Resource to) keep in confidence and trust and not use or disclose any Confidential Information without the prior written consent of an officer of DemandTec. Without limiting the foregoing, Service Provider shall not reverse engineer, decompile or otherwise attempt to derive any source (or the underlying ideas, algorithms, formulas, structure or organization) of any computer programs provided to Service Provider in object code form, and Service Provider shall not modify, create derivative works of or copy any computer program provided by DemandTec except only to the extent required by a SOW. Service Provider acknowledges that any disclosure or unauthorized use of Confidential Information will constitute a material breach of this Agreement and cause substantial harm to DemandTec for which damages would not be a fully adequate remedy, and, therefore, in the event of any such breach, in addition to other available remedies, DemandTec shall have the right to obtain injunctive relief. Service Provider understands that the consulting arrangement creates a relationship of confidence and trust between

Service Provider and DemandTec with regard to Confidential Information and the breach thereof or of the obligations herein relating to Confidential Information shall be construed as a breach of trust for which all the civil and criminal consequences thereof shall follow.
     7. Intellectual Property Rights.
     7.1 Service Provider agrees that any all notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, made or discovered by Service Provider or under Service Provider’s direction in connection with this Agreement (collectively, the “Work Product”) are the sole property of DemandTec. To the extent any Work Product constitutes material subject to copyright protection, such Work Product have been specially commissioned by DemandTec and shall be deemed “work for hire” as such term is defined under U.S. copyright law. Service Provider agrees to take all reasonable steps under applicable law to ensure that title to Work Product produced by its employees vests in Service Provider.
     7.2 To the extent any such Work Product is not automatically assigned to DemandTec under applicable law, and to the extent they include material subject to copyright, patent, trade secret, or other proprietary rights protection, Service Provider hereby irrevocably and exclusively assigns to DemandTec, its successors, and assigns, all right, title, and interest in and to all such Work Product. This assignment shall not lapse in any circumstances including on the failure of DemandTec to exercise the rights assigned hereunder for any period of time. Service Provider agrees to perform, during and after the term of this Agreement, all acts deemed necessary or desirable by DemandTec to permit and assist it, at DemandTec’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or Service Provider’s assignment with respect to such Inventions in any and all countries. To the extent any of Service Provider’s rights in the same, including without limitation any moral rights, are not subject to assignment hereunder, Service Provider irrevocably and unconditionally waives all enforcement of such rights. Service Provider shall execute and deliver such instruments and take such other actions as may be required to carry out and confirm the assignments contemplated by this Agreement. All documents, magnetically or optically encoded media, and other tangible materials created by Service Provider as part of its Services under this Agreement shall be owned by DemandTec. Upon termination of this Agreement for any reason, Service Provider shall deliver to Client all tangible manifestations of Work Product, whether completed.
     7.3 Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Service Provider hereby waives such Moral Rights and consents to any action of DemandTec that would violate such Moral Rights in the absence of such consent. Service Provider will confirm any such waivers and consents from time to time as requested by DemandTec.
     7.4 If any Work Product is based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating technology or intellectual property rights owned or licensed by Service Provider and not assigned to DemandTec, Service Provider hereby grants DemandTec a perpetual, worldwide royalty-free, non-exclusive sublicensable right and license to exploit and exercise all intellectual property rights in support of DemandTec’s exercise or exploitation of any Work Product assigned to DemandTec (including any modifications, improvements and derivatives thereof). This license shall not lapse in any circumstances including for non-exercise of such license by DemandTec for any period of time.
     7.5 Service Provider further understands that DemandTec possesses or will possess “DemandTec Materials” which are important to its business. For purposes of this Agreement, “DemandTec Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or plans of DemandTec, whether such documents have been prepared by Service Provider, by Resources or by others. “DemandTec Materials” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like. All DemandTec Materials shall be the sole property of DemandTec. Service Provider agrees that, immediately upon DemandTec’s request and in any event upon completion of the Services, Service Provider shall (and shall cause each Resource to) deliver to DemandTec all DemandTec Materials, any document or media which contains Results, apparatus, equipment and other physical property or any reproduction of such property, excepting only Service Provider’s copy of this Agreement.
     7.6 Service Provider shall not delete, alter or fail to reproduce in and on any computer programs owned by DemandTec, and shall incorporate into all deliverables, any copyright and other notices which may be provided by DemandTec or which may be required by DemandTec at any time.
     8. Warranty. Service Provider represents, warrants and agrees that: (a) it will perform the Services in a good and workmanlike professional manner by Resources having a level of skill commensurate with the requirements of this Agreement; (b) the Deliverables will perform substantially in accordance with the applicable specifications therefor; (c) the Deliverables shall not contain any code, programming instruction or set of instructions that can damage, disable, impair, or interfere with or otherwise adversely affect computer programs, data files, or hardware of DemandTec without the consent and intent of the computer user; (d) Service Provider has full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to grant the rights granted to DemandTec herein, including without limitation, the rights to the Work Product developed under this Agreement; (e) its performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by it in confidence or in trust prior to the execution of this Agreement; (f) Service Provider has not entered into, and agrees not to enter into, any agreement either written or oral that conflicts or might conflict with its performances of the Services under this Agreement; (g) Service Provider has not previously or otherwise granted nor will in the future grant any rights to any third party which conflict with the rights herein granted by Service Provider; (h) neither this Agreement (or any term hereof) nor the performance of or exercise of rights under this Agreement, is restricted by, contrary to, in conflict with, ineffective under requires registration or approval, or affects Service Provider’s proprietary rights (or the duration thereof) under, or will require any compulsory licensing under, any law or regulation of any organization, country, or political or governmental entity where Service Provider is domiciled or where Service Provider will perform the Services; and (i) the Proprietary Information and Inventions Agreement will be valid, binding and enforceable in accordance with it terms when executed by Resources.
     9. Indemnification. Service Provider shall indemnify and hold harmless DemandTec, its officers, directors, members, partners, principals, agents, and employees, from any and all liabilities and expenses, including without limitation, reasonable attorneys’ fees, expenses, costs, judgments, settlements, contract losses, or other costs arising from claims by third parties: (a) based on acts or omissions of Service Provider or any of Resources, or breach of any term or condition of this Agreement including, but not limited to, any breach of the warranties set forth in Section 8 or any compensation, benefit, tax or withholding liability with respect to Service Provider; (b) for bodily injury, death or damage to real or tangible personal property, to the extent directly and proximately caused by the negligence or willful misconduct of Service Provider or any Resource while engaged in the performance of the Services; or (c) arising out of any claim that any Work Product infringes upon or violates any patent, copyright, trade secret, or other intellectual property right of any third party.
     10. General.
     10.1 Entire Agreement; Amendment. This Agreement, including any SOW executed and attached hereto, as to its subject matter, exclusively and completely states the rights, duties and obligations of the parties and supersedes all prior and contemporaneous representations, letters, proposals, discussions and understandings by or between the parties. This Agreement may only be amended in writing and signed by both parties. The parties, by their representatives signing below, agree with the terms of this

Agreement and further certify that their respective signatories are duly authorized to execute this Agreement.
     10.2 Non-Solicitation. Service Provider shall not, directly or indirectly, solicit for employment any employee, agent, representative of DemandTec during the time any work is being performed hereunder or for one year after the completion of the performance of Services.
     10.3 Non-Compete. In order to protect DemandTec’s trade secrets and other Confidential Information, Service Provider agrees that it will not, whether directly or indirectly, whether for itself or as an agent, consultant or other interested party, develop or distribute any technology competitive with the products and services of DemandTec, or contract with or provide any services for the benefit or use by any direct competitor of DemandTec during the term of this Agreement. Without limiting the generality of the foregoing, the parties acknowledge that KhiMetrics, Inc. (now a part of SAP), JDA Software Group, Inc., IRI, AC Nielson, Retek Inc./ProfitLogic (now a part of Oracle), Inc., SAS Institute, Inc. and Manugistics Group, Inc. are deemed to be direct competitors of DemandTec.
     10.4 Publicity. Neither party shall issue a press release or other public statement regarding the relationship of the parties or this Agreement without the prior written consent of the other party, which may be withheld in its sole discretion.
     10.5 Excusable Delay. Neither party shall be liable to the other for any delay or failure to perform, which is due to causes beyond the reasonable control of said party, including, but not limited to, acts of God, acts of the public enemy, acts of any governmental authority in its sovereign capacity, fires, floods, power outages, hurricanes, earthquakes, epidemics, quarantine restrictions, strikes or other labor disputes and freight embargoes; provided, however, that failure to make any payments provided for herein shall not be excused for any of the foregoing reasons.
     10.6 Relationship of Parties. For all purposes under this Agreement each party shall be and act as an independent contractor and shall not bind nor attempt to bind the other to any contract. Service Provider will be solely responsible for all taxes, withholdings, benefits, insurance and other similar statutory obligations with respect to itself and the Resources.
     10.7 Assignment. Neither party shall have the right to assign this Agreement to another party, except that DemandTec may assign its rights and obligations to a successor to substantially all its relevant assets or business.

     10.8 Governing Law; Attorney’s Fees; Choice of Forum. This Agreement and any dispute arising hereunder shall be governed by the laws of the State of California, USA, without regard to its conflicts of law provisions. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees. Any controversy, claim or dispute arising out of or relating to this Agreement or the relationship, either during the existence of the relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be subject to final arbitration conducted in English in San Mateo County, California pursuant to the JAMS Comprehensive Arbitration Rules and Procedures, provided that Service Provider may, at its option, bring any suit relating to intellectual property rights or confidential information in any court of competent jurisdiction. For such purposes, Service Provider (a) submits to the jurisdiction of the state and federal courts with jurisdiction over San Mateo County, California, (b) waives the defense of an inconvenient forum, (c) agrees that valid consent to service may be made by mailing or delivery of such service to the California Secretary of State (the “Agent”) or to the party at the party’s last known address, if personal service delivery can not be easily effected, and (d) authorizes and directs the Agent to accept such service in the event that personal service delivery can not easily be effected.
     10.9 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING ELSE HEREIN, IN NO EVENT WILL DEMANDTEC BE LIABLE TO SERVICE PROVIDER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE) OR ANY OTHER LEGAL OR EQUITABLE THEORY FOR ANY (A) SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES , OR (B) FOR ANY AMOUNT GREATER THAT THE AMOUNT ACTUALLY PAID TO DEMANDTEC UNDER THIS AGREEMENT.
     10.10 Miscellaneous. Any notices in connection with this Agreement will be in writing and sent by first class mail or major commercial rapid delivery courier service to the address specified on the cover sheet or such other address as may be properly specified by written notice hereunder. The parties acknowledge that each is entering into this Agreement solely on the basis of this Agreement and representations contained herein, and for its own purposes and not for the benefit of any third party. The parties agree that this Agreement may be signed by manual or facsimile signatures and in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated so that this Agreement shall otherwise remain in full force and effect and enforceable.

     IN WITNESS WHEREOF, the parties acknowledge that each has fully read and understood this Agreement, and, intending to be legally bound thereby, executed this Agreement on the date set forth above.

DemandTec, Inc.		Sonata Services Limited

By:	/s/ Mark Culhane	By:	/s/ Mark Y. Wang

Name:	Mark Culhane	Name:	Mark Y. Wang

Title:	EVP & CFO	Title:	CEO

Date:	5/1/06	Date:	5/1/06

EXHIBIT A
STATEMENT OF WORK #2
This Statement of Work #2 is entered into between DemandTec, Inc. and Sonata Services Limited (“Service Provider”) and is subject to the terms and conditions in that certain Amended and Restated Outsourcing Services Agreement dated May 1, 2006 (the “Agreement”). By signing below, the parties agree to make this SOW a part of the Agreement. Capitalized terms used herein shall have the meanings ascribed to them in the Agreement. To the extent that this Statement of Work is inconsistent with or conflicts with the Agreement, this Statement of Work shall amend and supersede those inconsistent or conflicting terms of the Agreement.
Services:
Service Provider shall provide an offshore operations unit that includes dedicated Resources for software development, quality services, and support services to DemandTec related to: (a) development services of the DemandTec application, and (b) quality and support services for the DemandTec application.
➢	Service Provider shall provide a dedicated team of project managers that manage the engineering teams and productivity of the team.
➢	Service Provider shall provide a dedicated team of engineers who provide sustaining engineering services and product development services to DemandTec Inc.
➢	Service Provider shall provide a dedicated team of QA engineers who test and report on the quality of the product.
➢	Service Provider shall provide a dedicated team as needed of product support specialists that act on the behalf of DemandTec Inc.
➢	Service Provider may provide other services as agreed upon by DemandTec and the offshore service provider as addendum to this SOW.
Fees:
All Services described and performed by Service Provider for and/or on behalf of DemandTec pursuant to this SOW shall be at a monthly fee structure per Resource as follows:

o	Project Manager — US$4,550.00
o	Sr. Engineer — US$4,050.00
o	Engineer — US$3,650.00
o	Support Engineer – US$4,000.00
On an annual basis, the parties shall review the PRC Government published NationalConsumer Price Index, and will discuss adjusting the above monthly rates to account for inflation; provided that in no event will any such adjustment exceed fifty percent (50%) of the published National Consumer Price Indexfor any given year.
Payment Terms:
Service Provider shall submit monthly invoices to DemandTec at the end of the month detailing the Services performed and the fees incurred in the previous month. DemandTec shall pay Service Provider all undisputed fees within 30 days of its receipt of invoice.
Principal DemandTec Contact:
David Turner
david.turner@demandtec.com
650-226-4687
Term:
See Agreement
Dated: May 1, 2006

DemandTec, Inc.		Sonata Services Limited

By:	/s/ Mark Culhane	By:	/s/ Mark Y. Wang

Name:	Mark Culhane	Name:	Mark Y. Wang

Title:	EVP & CFO	Title:	CEO

Date:	5/1/06	Date:	5/1/06

EXHIBIT B
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
The following confirms and memorializes an agreement that DemandTec, Inc., a Delaware corporation (“DemandTec”), Sonata Services Limited, a BVI company (“Sonata”), and the undersigned have had since the commencement of my services on behalf of Sonata for DemandTec in any capacity and that is and has been a material part of the consideration for my employment by Sonata:
1.	I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my services for Sonata. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Sonata and DemandTec in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Sonata. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.
2.	Sonata (and, by virtue of its agreement with Sonata, DemandTec) shall own all rights whether existing now or in the future including all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world and on a perpetual basis) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the period that I perform services on behalf of Sonata for DemandTec (collectively, “Inventions”). However, Inventions shall not include, any inventions (whether or not patentable), works of authorship that are made or, conceived and reduced to practice by me (i) entirely on my own time, (ii) without the use of Sonata’s or DemandTec’s resources or equipment, and (iii) that do not relate to Sonata’s or DemandTec’s actual or anticipated business, research or development. In consideration of the compensation payable to me under the terms of my employment by Sonata, I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Sonata and, as applicable, DemandTec, at Sonata’s and DemandTec’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Except as otherwise provided under applicable law, this assignment shall not lapse in any circumstances including on the failure of Sonata or DemandTec to exercise the rights assigned hereunder for any period of time. I hereby irrevocably designate and appoint Sonata and, as the case may be, DemandTec as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify that something created by me prior to my services for Sonata that relates to DemandTec’s actual or proposed business is not within the scope of the foregoing assignment, I have listed it on Appendix A in a manner that does not violate any third party rights. Without limiting Section 1 or Sonata’s or DemandTec’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Sonata , I use or disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Sonata and, as the case may be, DemandTec will have and I hereby grant Sonata and DemandTec a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights. This license shall not lapse in any circumstances including for non-exercise of such license by Sonata or DemandTec for any period of time.

3.	To the extent allowed by law, Section 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Sonata and DemandTec and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Sonata or DemandTec.
4.	I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment with Sonata that relate to DemandTec or the business or demonstrably anticipated business of DemandTec or that are received by or for DemandTec in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this Section with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment with Sonata, I will promptly return to Sonata and, as applicable, DemandTec all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of my compensation records and this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Sonata’s or DemandTec’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I agree that such Proprietary Information has been provided to me in trust and the breach thereof of the obligations herein relating to Proprietary Information shall be construed as a breach of trust for which all the civil and criminal consequences thereof shall follow.

5.	Until one year after the term of Sonata’s services for DemandTec has ended, I will not encourage or solicit any employee or consultant of DemandTec to leave DemandTec for any reason.
6.	I agree that during the term of my services on behalf of Sonata for DemandTec (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of DemandTec, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of DemandTec.
7.	I agree that (a) I am not an employee of DemandTec, and (b) this Agreement is not an employment contract or an obligation by DemandTec to obtain my services for any particular term. Notwithstanding any provision hereof, I am an employee of Sonata and not an employee, agent, partner or joint venturer of DemandTec and shall not bind nor attempt to bind DemandTec to any contract. I shall accept any directions issued by Sonata pertaining to the goals to be attained and the results to be achieved by me or Sonata, but I and Sonata shall be solely responsible for the manner and hours in which the services for DemandTec are performed. I agree that I shall not be eligible to participate in any of DemandTec’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. DemandTec shall not provide workers’ compensation, disability insurance, social security or unemployment compensation coverage or any other statutory benefit to me. Sonata (and not DemandTec) shall be solely responsible for complying with all applicable provisions of workers’ compensation laws, unemployment compensation laws, labor laws, federal, state and local income tax laws, and all other applicable laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment by Sonata, and, as an employee of Sonata, I have obligations to Sonata which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms of my obligations to Sonata and can only be changed by a subsequent written agreement by Sonata and DemandTec.

8.	I agree that my obligations under Sections 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part. My obligations under Sections 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Sonata and DemandTec, and their subsidiaries, successors and assigns.
9.	Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of China without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable Chinese law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. I also understand that any breach of this Agreement will cause irreparable harm to Sonata and, as the case may be, DemandTec for which damages would not be an adequate remedy, and, therefore, Sonata and DemandTec will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.
I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT DEMANDTEC WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.
                    , 200__

Signature

Name (Printed)

Accepted and Agreed to:

DemandTec, Inc.		Sonata Services Limited

By:	/s/ Mark Culhane	By:	/s/ Mark Y. Wang

Name:	Mark Culhane	Name:	Mark Y. Wang

Title:	EVP & CFO	Title:	CEO

Date:	5/1/06	Date:	5/1/06

EXHIBIT C
REQUIRED SECURITY MEASURES
Physical Security
Physical access shall be controlled by security provisions in Service Provider’s facility.

Removing any DemandTec related software from the Service Provider’s facility must be approved by the primary DemandTec contact
Network Security
All DemandTec related computer systems shall reside on a secured network infrastructure

All network operating systems and firmware shall be patched regularly to ensure stability and security

All access to the DemandTec network shall be done via secured channel
Host Security
User access to secure hosts will be limited to Resources of the dedicated DemandTec offshore team, unless specifically approved by DemandTec in writing

Only DemandTec authorized services and applications shall be running on hosts associated with the DemandTec offshore team
Password Management
Passwords shall not be written down or stored unencrypted

Password shall not be electronically transmitted in unencrypted form